Exhibit 4.22

Supplementary Agreement to the Contract

Party A: Shanghai Xiao-i Robot Technology Co., Ltd.

Party B: Supplier F

Considering: [ ] On August 1, 2018, Zhizhen Intelligent Network Technology Co., Ltd. signed the “Talent Cloud Human Resource Management Software

Contract for Deployment Services (referred to as “Caifu Cloud Talefull V1.0”) (hereinafter referred to as the “Original Contract”).

Due to factors such as the impact of the epidemic and internal adjustments made by Party A, both parties have reached a friendly agreement to adjust the contract price of the original contract

The terms of payment and payment time are adjusted and supplemented as follows:

1、 The total amount of all system implementation costs (including software costs and implementation and secondary development) within the scope of the original contract shall be borne by

¥ 400000 (in words RMB four hundred thousand) is adjusted to ¥ 265000 (in words RMB two hundred sixty-five thousand).

The body adjustment details are as follows:

Before adjustment			After adjustment
Software expenses			Software expenses
Using modules	amount of money	account number	Using modules	amount of money	account number
Organizational Personnel	¥58,000.00	one thousand	Organizational Personnel	¥58.000.00	one thousand
Salary and benefits	¥138.000.00	one thousand	Salary and benefits	¥138,000.00	one thousand
Leave/Employee Manager Portal	¥58.000.00	one thousand	Leave/Employee, Manager Management Portal	¥58,000.00	one thousand
Attendance management	¥68,000.00	one thousand	Attendance management	¥68,000.00	one thousand
WeChat client	¥58,000.00	one thousand	WeChat client	¥58,000.00	one thousand

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Open to traffic on duty	¥58,000.00	one thousand	Open to traffic on duty	¥58,000.00	one thousand
Subtotal	¥438.000.00		¥438,000.00
Implementation and secondary development			Implementation and secondary development
Implementation costs	90 days	3,000 Yuan/person/ day	Implementation costs	90 days	3000 yuan /Person/day
Secondary development	30 days	3,000 Yuan/person/ day	Secondary development	30 days	3000 yuan /Person/day
Subtotal	¥360.000.00		Subtotal	¥360,000.00
Favorable Price			Discounted (post) price
Software discount price	¥120,000.00		Software discount price	¥79,500
Implementation and secondary opening Offer discounted prices	¥280,000.00		Implementation and secondary opening Offer discounted prices	¥185,500
Total (including tax)	¥400,000.00		Total (including tax)	¥265,000.00

2、 The original contract stipulated that “the operation and maintenance costs shall be calculated from the date of acceptance by Party A, and shall be settled annually on the date of launch From the 13th month onwards, there will be a free operation and maintenance fee of 30000 yuan per 12 months. Both parties now have one

To confirm, Party A no longer has a demand for operation and maintenance services for non free parts, and Party B is not required to provide relevant operation and maintenance services for non free parts

They shall not claim any related operation and maintenance fees from Party A.

3、 As of the date of signing this supplementary agreement, the payment status of Party A is as follows: Party A has paid Party B in August 2018¥ 120000 (in words: one hundred and twenty thousand yuan). Party A agrees to adjust the original contract price based on this supplementary agreement

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After receiving the corresponding value-added tax special invoice reissued by Party B, the adjustment will be made before December 31, 2020

The remaining balance is ¥ 120000 (in words: One hundred and twenty thousand yuan); Pay the remaining balance of ¥ 25000 (in words: Twenty five thousand yuan) before January 31, 2021. Both parties unanimously confirm and agree that after Party A pays the remaining two final payments, Party A shall fulfill all payment obligations under the original contract and this supplementary agreement, and Party A shall not be liable to Party B for any other obligations

The second party shall not claim any other fees for the payment obligation.

4、 This supplementary agreement is an important component of the original contract and has the same legal effect as the original contract

If there is any inconsistency in the original contract, the provisions of this supplementary agreement shall prevail; The content not stipulated in this supplementary agreement shall still be subject to the original contract.

5、 This supplementary agreement shall come into effect after being signed and stamped by both parties. This supplementary agreement is made in duplicate, with each party holding one copy

Equal legal effect.

(There is no text below)

Party A: Shanghai Xiao-i Robot Technology Co., Ltd.

Seal:

Date: December 15th, 2020

Party B: Supplier F

Seal:

Date: December 24, 2020

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